Exhibit 99.1

Popular, Inc. Reports Net Income of $83.9 million for the Fourth Quarter and $245.3 million for the Year Ended December 31, 2012

  Significant progress in credit quality (excluding covered loans):
    Non-performing loans held-in-portfolio declined by $125.4 million or 8% from Q3 2012, and down 39% from Q3 2010 peak; lowest level since Q2 2009;
    Inflows of commercial, construction and legacy non-performing loans held-in-portfolio for Q4 2012 down by $72.9 million, or 51%, from Q3 2012, and down $401.9 million, or 47%, year over year;
    Non-performing assets decreased by $384.4 million, or 18%, year over year;
    Net charge-offs of $100.9 million for Q4 2012, vs. $95.8 million for Q3 2012, and $126.0 million for Q4 2011;
    Net charge-offs declined $131.3 million, or 25%, year over year.
  Net interest margin increased to 4.41% in Q4 2012
  Average balance of non-covered loans grew by $361.1 million in Q4 2012, reflecting strong mortgage and commercial originations in Puerto Rico and purchases of high-quality U.S. mortgages
  Common Equity Tier 1 ratio of 13.18% and Tangible Book Value per Share of $32.55 at December 31, 2012; capital exceeds well-capitalized threshold by $1.9 billion

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 24, 2013--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $83.9 million for the quarter ended December 31, 2012, compared with net income of $47.2 million for the quarter ended September 30, 2012.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “Our fourth quarter results reflect the strength of our core businesses and market positions, significant further declines in non-performing loans and increases in our already strong capital ratios. In 2013, we remain focused on driving value through further progress on all these fronts and continuing to increase our strategic and financial flexibility.”

Significant events for the quarter ended December 31, 2012

  During the month of December 2012, the Corporation received a $24.2 million cash dividend from its investment in EVERTEC’s parent company. Also, the Corporation recorded pre-tax income of approximately $31.6 million related to its proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government. The Corporation’s equity investment balance in the entity stands at $73.9 million as of year-end. The Corporation’s participation interest in the entity was 48.5% as of December 31, 2012.
Earnings Highlights
	Quarters ended			Years ended
(Dollars in thousands, except per share information)	31-Dec-12	30-Sep-12	31-Dec-11	31-Dec-12	31-Dec-11
Net interest income	$ 350,411	$ 343,426	$ 344,780	$ 1,372,619	$ 1,431,992
Provision for loan losses – non-covered loans	86,256	83,589	123,908	334,102	430,085
Provision for loan losses – covered loans [1]	(3,445)	22,619	55,900	74,839	145,635
Net interest income after provision for loan losses	267,600	237,218	164,972	963,678	856,272
FDIC loss share (expense) income	(36,824)	(6,707)	17,447	(56,211)	66,791
Other non-interest income	169,825	122,416	131,912	522,553	493,486
Operating expenses	296,747	290,355	311,093	1,211,148	1,150,297
Income before income tax	103,854	62,572	3,238	218,872	266,252
Income tax expense (benefit)	19,914	15,384	263	(26,403)	114,927
Net income	$ 83,940	$ 47,188	$ 2,975	$ 245,275	$ 151,325
Net income applicable to common stock	$ 83,009	$ 46,257	$ 2,044	$ 241,552	$ 147,602
Net income per common share - basic and diluted [2]	$ 0.81	$ 0.45	$ 0.02	$ 2.35	$ 1.44

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Financial Impact of FDIC-Assisted Transaction

	Quarters ended			Years ended
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	31-Dec-12	31-Dec-11

Income Statement
Interest income on covered loans	$ 76,998	$ 70,584	$ 88,424	$ 301,441	$ 412,678
Total FDIC loss share (expense) income	(36,824)	(6,707)	17,447	(56,211)	66,791
Other non-interest income	281	310	1,092	1,211	12,810
Provision for loan losses	(3,445)	22,619	55,900	74,839	145,635
Total revenues less provision for loan losses	$ 43,900	$ 41,568	$ 51,063	$ 171,602	$ 346,644

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$ 3,755,972	$ 3,903,867	$ 4,348,703
FDIC loss share asset	1,399,098	1,559,057	1,915,128
FDIC true-up payment obligation	111,519	103,189	98,340

See additional details on accounting for FDIC-Assisted transaction in Table O.

Net interest income

Net interest margin for the fourth quarter of 2012 increased 4 basis points to 4.41% when compared with the third quarter of 2012. Net interest income reached $350.4 million, an increase of $7.0 million from the third quarter. The main drivers of the improvement in net interest margin are:

  Increase of $6.4 million in interest income on the covered loan portfolio. The higher yield of the covered loan portfolio was mainly the result of a substantial reduction in expected losses and the resolution of certain commercial loans in excess of their book value.
  Decrease of approximately $2.1 million, or 3 basis points, in interest expense on deposits, reflecting continuing progress in repricing the deposit base and a decrease in the average balance of deposits, mainly in brokered and non-brokered certificates of deposit.
  Decrease of approximately $1.8 million, or 24 basis points in interest expense on notes payable, driven by replacing long-term FHLB advances with brokered certificates of deposit and repurchase agreements at a lower cost.
  Banco Popular de Puerto Rico’s (BPPR) net interest margin increased 7 basis points from 5.11% in the third quarter to 5.18% in the fourth quarter. Net interest income amounted to $309.1 million for the quarter ended December 31, 2012, compared with $300.9 million for the previous quarter. The improvement was mainly the result of higher interest income from covered loans and a lower cost of borrowings as mentioned above.
  Banco Popular North America (BPNA) earned $68.5 million in net interest income for the quarter ended December 31, 2012 compared with $69.6 million in the previous quarter. The decrease in the net interest margin of 6 basis points to 3.51% was mainly caused by a decrease in the yield of commercial and mortgage loans and of investment securities due to prepayments, partially offset by a 12 basis point reduction in the cost of interest-bearing deposits.

Provision for Loan Losses

	Quarters ended			Years ended
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	31-Dec-12	31-Dec-11
Provision for loan losses - non-covered loans
BPPR	$78,092	$69,738	$88,128	$282,061	$341,596
BPNA	8,164	13,851	35,780	52,041	88,489
Total provision for loan losses- non-covered loans	86,256	83,589	123,908	334,102	430,085
Provision (reversal) for loan losses - covered loans	(3,445)	22,619	55,900	74,839	145,635
Total provision for loan losses	$82,811	$106,208	$179,808	$408,941	$575,720

The provision for loan losses for the fourth quarter of 2012 amounted to $82.8 million, a decrease of $23.4 million versus the previous quarter, mainly driven by lower provision for the covered loan portfolio.

  The provision for loan losses for the non-covered loan portfolio increased by $2.7 million from third quarter 2012.
    The provision for loan losses for non-covered loans at BPPR increased by $8.4 million from the third quarter of 2012, primarily reflecting higher net charge-offs in the commercial loan portfolio mainly related to one particular relationship.
    The provision for loan losses at BPNA operations decreased by $5.7 million from the third quarter of 2012, primarily due to continued improvements in credit trends.
  The provision for loan losses on the covered loan portfolio decreased by $26.1 million from the third quarter 2012, driven primarily by loans accounted for pursuant to ASC 310-30.
    The provision for loan losses for loans accounted under ASC 310-30 was $1.6 million for the fourth quarter of 2012, compared with $17.9 million for the previous quarter. The $16.3 million decrease was mostly due to certain commercial and construction loan pools, which reflected lower expected loss estimates for the fourth quarter of 2012. Overall expected losses on the covered portfolio continue to be lower than originally estimated.
    The provision for loan losses on covered loans accounted under ASC 310-20 declined by $9.8 million from the previous quarter, primarily driven by a reduction in the specific reserve of a particular commercial loan relationship.

Non-interest income

Non-interest income increased by $17.3 million versus the third quarter, driven primarily by the following items:

  A $37.9 million increase in other operating income principally due to $31.6 million of income recorded from the Corporation’s interest in EVERTEC during the fourth quarter related to its proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government.
  An $11.7 million increase in net gain on sale of loans as a result of higher gains on securitization transactions at BPPR and sales of U.S. commercial loans held-for-sale.
  Reduction of $5.5 million in adjustments to the indemnity reserves on loans sold, mainly as a result of improvements in delinquency trends of mortgage loans serviced subject to credit recourse as well as a declining portfolio and lower provision in the representations and warranties reserve in the U.S. mainland. The Corporation stopped selling loans subject to credit recourse in 2009.

These increases were partially offset by:

  An increase of $3.7 million in trading account losses mainly driven by lower gain on sale of trading securities. During the third quarter the Corporation sold approximately $140.7 million in trading mortgage-backed securities which resulted in a gain on sale of approximately $3.4 million, net of hedging costs. Also, during the fourth quarter there were higher unrealized losses on trading mortgage-backed securities due to higher prepayment rates and higher realized and unrealized losses of local municipal bonds due to rating downgrades of municipal agencies in Puerto Rico.

  An increase of $30.1 million in FDIC loss-share expense, principally caused by higher amortization of the loss-share asset due to lower expected losses, a release of allowance for loan and lease losses during the fourth quarter and higher unfavorable fair value adjustments of $5.3 million in the true-up payment obligation. See additional details about covered portfolio and FDIC indemnity asset in Table O.

Refer to table B for further details.

Operating expenses

Operating expenses increased by $6.4 million versus the third quarter, driven primarily by the following items:

  An increase of $4.8 million in personnel costs, driven mainly by sales incentives, retail commissions, training expenses and other compensation costs.
  An increase of $2.5 million in net occupancy expenses related to higher expenses at BPNA for property maintenance and repair and rent and higher real property taxes in the Puerto Rico and U.S. operations.
  An increase of $4.8 million in professional fees mainly due to appraisal and programming costs, processing fees, and other technology costs related to services from EVERTEC.
  An increase of $1.9 million in business promotion expenses tied to year-end institutional campaigns in Puerto Rico and higher expenses in customer affinity programs.
  An increase of $9.0 million in other operating expenses due mainly to higher costs associated with the Westernbank covered loan portfolio, of which 80% are reimbursable by the FDIC, and higher provision for operational losses in the Puerto Rico and US operations. These costs were partially offset by a lower provision for unused commitments at BPPR.

These increases were partially offset by:

  Lower FDIC deposit insurance expenses of $10.5 million, driven mainly by revisions in the deposit insurance premium calculation and efficiencies achieved from the internal reorganization of Popular Mortgage into BPPR.
  A $4.8 million decrease in other real estate owned (OREO) expenses, driven mainly by higher gains on sales of commercial properties at both BPPR and BPNA. This decrease was partially offset by an increase in fair value adjustments for commercial properties in BPPR.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $14.1 million for the fourth quarter of 2012, compared with $18.1 million for the third quarter of 2012. The decrease was principally due to higher gains on sales of commercial OREOs at both BPPR and BPNA, partially offset by an increase in unfavorable fair value adjustments for commercial properties at BPPR.

Full-time equivalent employees (“FTEs”) were 8,072 as of December 31, 2012, compared with 8,074 as of September 30, 2012 and 8,329 as of December 31, 2011. The decline in FTEs is largely due to the retirement window for qualifying employees that was announced in October 2011 and implemented during the first quarter of 2012. When compared with the fourth quarter of 2011, salary expenses are down $2.2 million, or approximately $8.8 million on an annualized basis.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Income tax expense amounted to $19.9 million for the quarter ended December 31, 2012, compared with an income tax expense of $15.4 million for the third quarter of 2012.

Credit Quality:

Non-Performing Assets

(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11
Total non-performing loans held-in-portfolio, excluding covered loans	$1,425,133	$1,550,500	$1,737,850
Non-performing loans held-for-sale	96,320	108,886	262,302
Other real estate owned (“OREO”), excluding covered OREO	266,844	252,024	172,497
Total non-performing assets, excluding covered assets	1,788,297	1,911,410	2,172,649
Covered loans and OREO	213,469	208,235	192,771
Total non-performing assets	$2,001,766	$2,119,645	$2,365,420
Net charge-offs for the quarter (excluding covered loans)	$100,854	$95,791	$126,045

Ratios (excluding covered loans):
Non-performing loans held-in-portfolio to loans held-in-portfolio	6.79%	7.47%	8.44%
Allowance for loan losses to loans held-in-portfolio	2.96	3.07	3.35
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	43.62	41.04	39.73

Credit quality continues to improve as the Company addresses its non-performing loan balances and manages asset exposures.

  Non-performing loans (NPL) held-in-portfolio declined by $125.4 million, or 8%, from the third quarter of 2012 and were 39% lower than peak levels in the third quarter of 2010. The reduction in NPLs was principally attributed to a decrease of $90.0 million in Puerto Rico commercial NPLs.
  Inflows of commercial, construction and legacy non-performing loans held-in-portfolio decreased by $72.9 million, or 51%, from the third quarter as underlying credit performance continues to improve due to successful efforts in managing early delinquency and greater economic stability.
  OREO, excluding covered OREO, increased by $14.8 million from the third quarter, as a result of continuing efforts to aggressively resolve non-performing loans.
  Net charge-offs for the fourth quarter were $100.9 million, compared with $95.8 million for the previous quarter. The increase was principally driven by higher commercial and mortgage net charge-offs of $4.5 million and $4.9 million at BPPR, respectively, offset in part by lower losses in BPNA loan portfolios. Refer to Table J for further information on net charge-offs and related ratios.
  The ratio of allowance for loan losses to loans held-in-portfolio, excluding covered loans, stood at 2.96% as of December 31, 2012, compared with 3.07% as of September 30, 2012. The general and specific reserves related to non-covered loans totaled $510.6 million and $111.1 million at quarter-end, compared with $528.9 million and $107.4 million, respectively, as of September 30, 2012. The decrease in the allowance for loan losses is driven by the improvement in credit quality and stability in net charge-offs.
Credit Quality by Segment

(In thousands)	Quarters ended
BPPR	31-Dec-12	30-Sep-12	31-Dec-11
Provision for loan losses	$78,092	$69,738	$88,128
Net charge-offs	78,050	71,041	78,309
Total non-performing loans held-in-portfolio,
excluding covered loans	1,191,982	1,284,026	1,371,242
Allowance/ non-covered loans held-in-portfolio	2.92%	2.96%	3.06%

	Quarters ended
BPNA	31-Dec-12	30-Sep-12	31-Dec-11
Provision for loan losses	$8,164	$13,851	$35,780
Net charge-offs	22,804	24,750	47,736
Total non-performing loans held-in-portfolio,
excluding covered loans	233,151	266,474	366,608
Allowance/ non-covered loans held-in-portfolio	3.07%	3.35%	4.11%

BPPR Segment

  The provision for loan losses for the non-covered loan portfolio increased by $8.4 million from the third quarter 2012, mainly due to higher net charge-offs in the commercial loan portfolio.
  Net charge-offs, excluding covered loans, increased by $7.0 million from the third quarter 2012, principally due to increases in commercial loans net charge-offs of $4.5 million, mainly due to one particular relationship, and $4.9 million increase in mortgage loans net charge-offs.
  Total non-performing loans held in portfolio, excluding covered loans, decreased by $92.0 million from the third quarter 2012. This decrease was mainly driven by a decline in commercial NPLs of $90.0 million. Continued aggressive collection and loss-mitigation efforts have led to lower inflows of non-performing loans and higher volume of loans returning to accrual status after assessing borrower’s willingness and capacity of debt repayment.
  Inflows of commercial non-performing loans held-in-portfolio decreased by $55.3 million, or 58%, from the third quarter reflecting stronger underlying credit performance.
  The allowance for loan losses for non-covered loans held-in-portfolio remained unchanged at $445.3 million from the third quarter of 2012. The allowance for loan losses as a percentage of non-covered loans held in portfolio decreased to 2.92% from 2.96% in third quarter 2012.

BPNA Segment

  The provision for loan losses in the third quarter of 2012 decreased by $5.7 million. The allowance for loan losses as a percentage of loans held in portfolio decreased to 3.07% from 3.35% in the third quarter 2012. Sustained improvements in credit quality trends drove the reduction in both the provision and the allowance.
  Net charge-offs decreased by $1.9 million from the third quarter of 2012, mainly driven by reductions from the commercial loan portfolio. The annualized net charge-offs to average loans held-in-portfolio was 1.60% in the fourth quarter of 2012, down from 1.74% in the previous quarter.
  Total non-performing loans held in portfolio decreased by $33.3 million from the third quarter of 2012, mainly related to overall improvements in credit performance across most loan portfolios.
  Inflows of commercial, construction, and legacy non-performing loans held-in-portfolio decreased by $16.0 million, or 38%, from the third quarter of 2012.
Financial Condition Highlights

(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11
Total assets	$36,507,535	$36,503,366	$37,348,432
Total loans held-in-portfolio (net)	24,008,557	23,896,548	24,135,991
Deposits	27,000,613	26,319,499	27,942,127
Borrowings	4,430,673	5,017,141	4,293,669
Stockholders’ equity	4,110,000	4,068,984	3,918,753

Total assets increased by approximately $4.2 million from September 30, 2012 driven by:

  A $121.9 million increase in cash and money market accounts due mainly to excess balances held with the Federal Reserve Bank.
  An $87.6 million increase in trading securities, mainly due to mortgage-backed securities.
  A $229.3 million increase in non-covered loans held in portfolio mostly due to:
    mortgage loan growth of $56.1 million during the fourth quarter of 2012, with the BPPR segment originating approximately $446.0 million in residential mortgage loans, the highest levels since 2005; and
    growth in commercial loans of $229.6 million,
    partially offset by a decrease in legacy loans of $81.6 million.
  Other real estate owned (covered and non-covered) increased by approximately $28.4 million, due mainly to the continuing efforts to aggressively resolve non-performing loans.

These increases were partially offset by:

  Decrease in other assets of $155.4 million driven by receivables from securities sold, not yet delivered. During the third quarter of 2012, a sale of approximately $140.7 million in trading securities was executed but not settled at the end of the quarter.
  Federal Home Loan Bank stock decreased by $28.1 million driven by lower balances of advances with the FHLB of NY.
  The Loss-Sharing-Agreement (LSA) indemnification asset was reduced by $160.0 million during the quarter, driven by collections from the FDIC, while reduced estimated losses on the covered portfolio drove higher amortization of the indemnification asset.
  The covered loan portfolio balance decreased by approximately $147.9 million.

Total liabilities decreased by $36.8 million from September 2012, driven by:

  Decreases in notes payable and other borrowings of $586.5 million, resulting from decreases in FHLB of NY advances. These advances were replaced with brokered CDs and repurchase agreements.
  Other liabilities decreased by $131.5 million, mainly due to a decrease of $66 million in liabilities for unsettled purchases of trading securities and a decrease of approximately $20.5 million in the pension plan liability, reflecting a contribution of $58.0 million, net of an actuarial valuation adjustment.

The decrease was partially offset by:

  A $681.1 million increase in deposits, particularly brokered CDs and retail deposits. Table G presents a breakdown of deposits by major categories.

Stockholders’ equity increased by $41.0 million from September 30, 2012, mainly as a result of the net income for the quarter, partially offset by a decrease in unrealized gains on securities available-for-sale and an increase in the underfunding of the pension plan liability. Refer to Table A for capital ratios and Table N for Non-GAAP reconciliations.

Refer to Table C for the Statements of Condition.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Popular will hold a conference call to discuss the financial results today Thursday, January 24, 2013 at 10:30 a.m. Eastern time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 866-700-6293 or 617-213-8835. The conference code is 31838169.

A replay of the webcast will be archived in Popular’s website during the respective period. A telephone replay will be available from 12:30 p.m. on Thursday, January 24, 2013 to 11:59 p.m. on Thursday, January 31, 2013, at 888-286-8010 or 617-801-6888. The replay passcode is 79338243.

Popular will hold an Investor Day on Friday, March 1 at Popular Center in San Juan, Puerto Rico. You can find the link to the webcast in the investor-relations section of our website. For further information, please contact us via email at investor-relations@bppr.com.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Years ended
	31-Dec-12	30-Sep-12	31-Dec-11	31-Dec-12	31-Dec-11
Net income per common share:
Basic and diluted [1]	$0.81	$0.45	$0.02	$2.35	$1.44

Average common shares outstanding [1]	102,628,274	102,451,410	102,274,180	102,429,755	102,179,393

Average common shares outstanding - assuming dilution [1]	102,801,581	102,484,960	102,274,180	102,653,610	102,289,496

Common shares outstanding at end of period [1]	103,169,806	103,097,143	102,590,457	103,169,806	102,590,457

Market value per common share [1]	$20.79	$17.45	$13.90	$20.79	$13.90

Market Capitalization --- (In millions)	$2,145	$1,799	$1,426	$2,145	$1,426

Return on average assets	0.92%	0.52%	0.03%	0.68%	0.40%

Return on average common equity	8.50%	4.81%	0.21%	6.37%	4.01%

Net interest margin [2]	4.41%	4.37%	4.30%	4.35%	4.34%

Common equity per share [1]	$39.35	$38.98	$37.71	$39.35	$37.71

Tangible common book value per common share (non-GAAP) [1]	$32.55	$32.15	$30.77	$32.55	$30.77

Tangible common equity to tangible assets (non-GAAP)	9.38%	9.26%	8.62%	9.38%	8.62%

Tier 1 risk-based capital [3]	17.35%	16.81%	15.97%	17.35%	15.97%

Total risk-based capital [3]	18.63%	18.09%	17.25%	18.63%	17.25%

Tier 1 leverage [3]	11.52%	11.40%	10.90%	11.52%	10.90%

Tier 1 common equity to risk-weighted assets (non-GAAP) [3]	13.18%	12.72%	12.10%	13.18%	12.10%
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

[2] Not on a taxable equivalent basis.

[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
			Variance	Quarter	Variance
	Quarters ended		Q4 2012	ended	Q4 2012	Years ended
(In thousands, except per share information)	31-Dec-12	30-Sep-12	vs.Q3 2012	31-Dec-11	vs.Q4 2011	31-Dec-12	31-Dec-11
Interest income:
Loans	$393,732	$387,381	$6,351	$399,523	$(5,791)	$1,558,397	$1,694,357
Money market investments	929	862	67	837	92	3,703	3,596
Investment securities	37,953	39,945	(1,992)	46,758	(8,805)	166,781	203,941
Trading account securities	5,155	5,815	(660)	6,275	(1,120)	22,824	35,607
Total interest income	437,769	434,003	3,766	453,393	(15,624)	1,751,705	1,937,501
Interest expense:
Deposits	40,896	43,000	(2,104)	56,068	(15,172)	184,089	269,487
Short-term borrowings	10,302	9,876	426	13,780	(3,478)	46,805	55,258
Long-term debt	36,160	37,701	(1,541)	38,765	(2,605)	148,192	180,764
Total interest expense	87,358	90,577	(3,219)	108,613	(21,255)	379,086	505,509
Net interest income	350,411	343,426	6,985	344,780	5,631	1,372,619	1,431,992
Provision for loan losses - non-covered loans	86,256	83,589	2,667	123,908	(37,652)	334,102	430,085
Provision for loan losses - covered loans	(3,445)	22,619	(26,064)	55,900	(59,345)	74,839	145,635
Net interest income after provision for loan losses	267,600	237,218	30,382	164,972	102,628	963,678	856,272
Service charges on deposit accounts	44,449	45,858	(1,409)	46,162	(1,713)	183,026	184,940
Other service fees	63,695	64,784	(1,089)	60,097	3,598	256,545	239,720
Net (loss) gain on sale and valuation adjustments of investment securities	(1,422)	64	(1,486)	2,800	(4,222)	(1,707)	10,844
Trading account (loss) profit	(5,990)	(2,266)	(3,724)	2,610	(8,600)	(17,682)	5,897
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	30,196	18,495	11,701	16,135	14,061	48,765	30,891
Adjustments (expense) to indemnity reserves on loans sold	(3,208)	(8,717)	5,509	(3,481)	273	(21,198)	(33,068)
FDIC loss share (expense) income	(36,824)	(6,707)	(30,117)	17,447	(54,271)	(56,211)	66,791
Fair value change in equity appreciation instrument	-	-	-	-	-	-	8,323
Other operating income	42,105	4,198	37,907	7,589	34,516	74,804	45,939
Total non-interest income	133,001	115,709	17,292	149,359	(16,358)	466,342	560,277
Operating expenses:
Personnel costs
Salaries	74,846	74,339	507	77,074	(2,228)	301,965	305,018
Commissions, incentives and other bonuses	14,817	12,800	2,017	10,873	3,944	54,702	44,421
Pension, postretirement and medical insurance	16,453	15,984	469	26,039	(9,586)	66,976	62,219
Other personnel costs, including payroll taxes	10,209	8,427	1,782	10,561	(352)	42,059	41,712
Total personnel costs	116,325	111,550	4,775	124,547	(8,222)	465,702	453,370
Net occupancy expenses	26,918	24,409	2,509	25,891	1,027	100,452	102,319
Equipment expenses	11,602	11,447	155	10,526	1,076	45,290	43,840
Other taxes	11,942	12,666	(724)	12,899	(957)	50,120	51,885
Professional fees	58,246	53,412	4,834	50,019	8,227	211,890	194,942
Communications	6,558	6,500	58	5,917	641	26,834	27,115
Business promotion	16,822	14,924	1,898	19,225	(2,403)	61,576	55,067
FDIC deposit insurance	13,691	24,173	(10,482)	25,088	(11,397)	85,697	93,728
Loss on early extinguishment of debt	12	43	(31)	56	(44)	25,196	8,693
Other real estate owned (OREO) expenses	1,079	5,896	(4,817)	9,893	(8,814)	23,520	21,778
Credit and debit card processing, volume, interchange and other	4,646	5,442	(796)	3,974	672	19,729	17,539
Other operating expenses	26,439	17,412	9,027	20,377	6,062	85,070	70,367
Amortization of intangibles	2,467	2,481	(14)	2,681	(214)	10,072	9,654
Total operating expenses	296,747	290,355	6,392	311,093	(14,346)	1,211,148	1,150,297
Income before income tax	103,854	62,572	41,282	3,238	100,616	218,872	266,252
Income tax expense (benefit)	19,914	15,384	4,530	263	19,651	(26,403)	114,927
Net income	$83,940	$47,188	$36,752	$2,975	$80,965	$245,275	$151,325
Net income applicable to common stock	$83,009	$46,257	$36,752	$2,044	$80,965	$241,552	$147,602
Net income per common share - basic [1]	$0.81	$0.45	$0.36	$0.02	$0.79	$2.35	$1.44
Net income per common share - diluted [1]	$0.81	$0.45	$0.36	$0.02	$0.79	$2.35	$1.44
[1] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q4 2012 vs.
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	Q3 2012
Assets:
Cash and due from banks	$530,363	$477,342	$535,282	$53,021
Money market investments	994,580	925,663	1,376,174	68,917
Trading account securities, at fair value	314,525	226,918	436,331	87,607
Investment securities available-for-sale, at fair value	5,084,201	5,120,301	5,009,823	(36,100)
Investment securities held-to-maturity, at amortized cost	142,817	122,072	125,383	20,745
Other investment securities, at lower of cost or realizable value	185,443	213,389	179,880	(27,946)
Loans held-for-sale, at lower of cost or fair value	354,468	337,049	363,093	17,419
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,080,005	20,851,108	20,703,192	228,897
Loans covered under loss sharing agreements with the FDIC	3,755,972	3,903,867	4,348,703	(147,895)
Less: Unearned income	96,813	97,255	100,596	(442)
Allowance for loan losses	730,607	761,172	815,308	(30,565)
Total loans held-in-portfolio, net	24,008,557	23,896,548	24,135,991	112,009
FDIC loss share asset	1,399,098	1,559,057	1,915,128	(159,959)
Premises and equipment, net	535,793	525,733	538,486	10,060
Other real estate not covered under loss sharing agreements with the FDIC	266,844	252,024	172,497	14,820
Other real estate covered under loss sharing agreements with the FDIC	139,058	125,514	109,135	13,544
Accrued income receivable	125,728	133,943	125,209	(8,215)
Mortgage servicing assets, at fair value	154,430	158,367	151,323	(3,937)
Other assets	1,569,578	1,724,927	1,462,393	(155,349)
Goodwill	647,757	647,757	648,350	-
Other intangible assets	54,295	56,762	63,954	(2,467)
Total assets	$36,507,535	$36,503,366	$37,348,432	$4,169
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,794,629	$5,404,470	$5,655,474	$390,159
Interest bearing	21,205,984	20,915,029	22,286,653	290,955
Total deposits	27,000,613	26,319,499	27,942,127	681,114
Assets sold under agreements to repurchase	2,016,752	1,944,564	2,141,097	72,188
Other short-term borrowings	636,200	1,206,200	296,200	(570,000)
Notes payable	1,777,721	1,866,377	1,856,372	(88,656)
Other liabilities	966,249	1,097,742	1,193,883	(131,493)
Total liabilities	32,397,535	32,434,382	33,429,679	(36,847)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,032	1,031	1,026	1
Surplus	4,150,294	4,131,681	4,123,898	18,613
Retained earnings (accumulated deficit)	11,826	(54,183)	(212,726)	66,009
Treasury stock	(444)	(270)	(1,057)	(174)
Accumulated other comprehensive loss	(102,868)	(59,435)	(42,548)	(43,433)
Total stockholders’ equity	4,110,000	4,068,984	3,918,753	41,016
Total liabilities and stockholders’ equity	$36,507,535	$36,503,366	$37,348,432	$4,169

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	31-Dec-12			30-Sep-12			31-Dec-11			Q4 2012 vs. Q3 2012			Q4 2012 vs. Q4 2011
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,693	$44.1	2.63%	$6,625	$46.6	2.81%	$6,635	$53.9	3.24%	$68	($2.5)	(0.18)%	$58	($9.8)	(0.61)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,200	123.5	4.82	10,024	123.2	4.89	10,596	131.4	4.92	176	0.3	(0.07)	(396)	(7.9)	(0.10)
Construction	386	3.3	3.44	435	3.3	3.02	564	2.3	1.59	(49)	-	0.42	(178)	1.0	1.85
Mortgage	6,169	81.0	5.25	5,915	80.7	5.46	5,402	70.5	5.22	254	0.3	(0.21)	767	10.5	0.03
Consumer	3,835	97.5	10.11	3,855	97.9	10.10	3,680	95.0	10.25	(20)	(0.4)	0.01	155	2.5	(0.14)
Lease financing	540	11.4	8.48	540	11.7	8.67	562	11.9	8.44	-	(0.3)	(0.19)	(22)	(0.5)	0.04
Total loans not covered under loss sharing agreements with the FDIC	21,130	316.7	5.97	20,769	316.8	6.08	20,804	311.1	5.95	361	(0.1)	(0.11)	326	5.6	0.02
Loans covered under loss sharing agreements with the FDIC	3,832	77.0	8.01	3,952	70.6	7.12	4,401	88.4	7.99	(120)	6.4	0.89	(569)	(11.4)	0.02
Total loans	24,962	393.7	6.28	24,721	387.4	6.24	25,205	399.5	6.30	241	6.3	0.04	(243)	(5.8)	(0.02)
Total interest earning assets	31,655	$437.8	5.51%	31,346	$434.0	5.52%	31,840	$453.4	5.66%	309	$3.8	(0.01)%	(185)	($15.6)	(0.15)%
Allowance for loan losses	(754)			(757)			(751)			3			(3)
Other non-interest earning assets	5,400			5,396			5,655			4			(255)
Total average assets	$36,301			$35,985			$36,744			$316			($443)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,707	$6.1	0.43%	$5,709	$6.2	0.43%	$5,199	$6.4	0.49%	($2)	($0.1)	-%	$508	($0.3)	(0.06)%
Savings	6,654	4.8	0.29	6,561	4.5	0.27	6,475	6.4	0.39	93	0.3	0.02	179	(1.6)	(0.10)
Time deposits	8,650	30.0	1.38	9,003	32.3	1.43	10,685	43.3	1.61	(353)	(2.3)	(0.05)	(2,035)	(13.3)	(0.23)
Total interest bearing deposits	21,011	40.9	0.77	21,273	43.0	0.80	22,359	56.1	0.99	(262)	(2.1)	(0.03)	(1,348)	(15.2)	(0.22)
Borrowings	4,704	46.5	3.94	4,426	47.6	4.29	4,507	52.5	4.65	278	(1.1)	(0.35)	197	(6.0)	(0.71)
Total interest bearing liabilities	25,715	87.4	1.35	25,699	90.6	1.40	26,866	108.6	1.61	16	(3.2)	(0.05)	(1,151)	(21.2)	(0.26)
Net interest spread			4.16%			4.12%			4.05%			0.04%			0.11%
Non-interest bearing deposits	5,583			5,319			5,165			264			418
Other liabilities	1,067			1,090			895			(23)			172
Stockholders' equity	3,936			3,877			3,818			59			118
Total average liabilities and stockholders' equity	$36,301			$35,985			$36,744			$316			($443)

Net interest income / margin non-taxable equivalent basis		$350.4	4.41%		$343.4	4.37%		$344.8	4.30%		$7.0	0.04%		$5.6	0.11%

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Year ended			Year ended
	31-Dec-12			31-Dec-11			Variance
	Average	Income /	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,724	$193.3	2.87%	$7,314	$243.1	3.32%	($590)	($49.8)	(0.45)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,226	499.4	4.88	10,889	541.9	4.98	(663)	(42.5)	(0.10)
Construction	459	16.6	3.61	731	10.8	1.48	(272)	5.8	2.13
Mortgage	5,817	314.9	5.41	5,153	302.0	5.86	664	12.9	(0.45)
Consumer	3,748	379.1	10.11	3,654	376.2	10.30	94	2.9	(0.19)
Lease financing	545	47.0	8.62	577	50.8	8.81	(32)	(3.8)	(0.19)
Total loans not covered under loss sharing agreements with the FDIC	20,795	1,257.0	6.04	21,004	1,281.7	6.10	(209)	(24.7)	(0.06)
Loans covered under loss sharing agreements with the FDIC	4,051	301.4	7.44	4,613	412.7	8.95	(562)	(111.3)	(1.51)
Total loans	24,846	1,558.4	6.27	25,617	1,694.4	6.61	(771)	(136.0)	(0.34)
Total interest earning assets	31,570	$1,751.7	5.55%	32,931	$1,937.5	5.88%	(1,361)	($185.8)	(0.33)%
Allowance for loan losses	(772)			(746)			(26)
Other non-interest earning assets	5,466			5,881			(415)
Total average assets	$36,264			$38,066			($1,802)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,555	$24.6	0.44%	$5,204	$31.0	0.60%	$351	($6.4)	(0.16)%
Savings	6,571	21.7	0.33	6,321	37.5	0.59	250	(15.8)	(0.26)
Time deposits	9,421	137.8	1.46	10,920	201.0	1.84	(1,499)	(63.2)	(0.38)
Total interest bearing deposits	21,547	184.1	0.85	22,445	269.5	1.20	(898)	(85.4)	(0.35)
Borrowings	4,416	195.0	4.42	5,847	236.0	4.04	(1,431)	(41.0)	0.38
Total interest bearing liabilities	25,963	379.1	1.46	28,292	505.5	1.79	(2,329)	(126.4)	(0.33)
Net interest spread			4.09%			4.09%			-%
Non-interest bearing deposits	5,357			5,058			299
Other liabilities	1,100			983			117
Stockholders' equity	3,844			3,733			111
Total average liabilities and stockholders' equity	$36,264			$38,066			($1,802)

Net interest income / margin non-taxable equivalent basis		$1,372.6	4.35%		$1,432.0	4.34%		($59.4)	0.01%

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table F - Other Service Fees
(Unaudited)

				Variance	Variance
	Quarters ended			Q4 2012 vs.	Q4 2012 vs.
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	Q3 2012	Q4 2011
Other service fees:
Debit card fees	$9,439	$8,772	$9,664	$667	$(225)
Insurance fees	17,050	12,322	16,471	4,728	579
Credit card fees	16,148	14,576	12,943	1,572	3,205
Sale and administration of investment products	9,721	9,511	9,686	210	35
Mortgage servicing fees, net of fair value adjustments	1,647	9,857	1,449	(8,210)	198
Trust fees	4,226	3,977	3,722	249	504
Processing fees	1,511	1,406	1,718	105	(207)
Other fees	3,953	4,363	4,444	(410)	(491)
Total other service fees	$63,695	$64,784	$60,097	$(1,089)	$3,598

			Variance
	Years ended		2012 vs.
(In thousands)	31-Dec-12	31-Dec-11	2011
Other service fees:
Debit card fees	$36,787	$49,459	$(12,672)
Insurance fees	53,825	54,390	(565)
Credit card fees	57,551	49,049	8,502
Sale and administration of investment products	37,766	34,388	3,378
Mortgage servicing fees, net of fair value adjustments	30,770	12,098	18,672
Trust fees	16,353	15,333	1,020
Processing fees	6,330	6,839	(509)
Other fees	17,163	18,164	(1,001)
Total other service fees	$256,545	$239,720	$16,825

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	Q4 2012 vs. Q3 2012	Q4 2012 vs. Q4 2011
Loans not covered under FDIC loss sharing agreements:
Commercial	$9,858,202	$9,628,631	$9,973,327	$229,571	$(115,125)
Construction	252,857	258,453	239,939	(5,596)	12,918
Legacy [1]	384,217	465,848	648,409	(81,631)	(264,192)
Lease financing	540,523	538,014	548,706	2,509	(8,183)
Mortgage	6,078,507	6,022,422	5,518,460	56,085	560,047
Consumer	3,868,886	3,840,485	3,673,755	28,401	195,131
Total non-covered loans held-in-portfolio	$20,983,192	$20,753,853	$20,602,596	$229,339	$380,596
Loans covered under FDIC loss sharing agreements	3,755,972	3,903,867	4,348,703	(147,895)	(592,731)
Total loans held-in-portfolio	$24,739,164	$24,657,720	$24,951,299	$81,444	$(212,135)
Loans held-for-sale:
Commercial	$16,047	$17,696	$25,730	$(1,649)	$(9,683)
Construction	78,140	88,030	236,045	(9,890)	(157,905)
Legacy [1]	2,080	3,107	468	(1,027)	1,612
Mortgage	258,201	228,216	100,850	29,985	157,351
Total loans held-for-sale	354,468	337,049	363,093	17,419	(8,625)
Total loans	$25,093,632	$24,994,769	$25,314,392	$98,863	$(220,760)

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Deposits - Ending Balances
				Variance
(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11	Q4 2012 vs. Q3 2012	Q4 2012 vs. Q4 2011
Demand deposits [1]	$6,442,739	$6,091,400	$6,256,530	$351,339	$186,209
Savings, NOW and money market deposits (non-brokered)	11,190,335	11,046,595	10,762,869	143,740	427,466
Savings, NOW and money market deposits (brokered)	456,830	455,309	212,688	1,521	244,142
Time deposits (non-brokered)	6,541,660	6,614,153	7,552,434	(72,493)	(1,010,774)
Time deposits (brokered CDs)	2,369,049	2,112,042	3,157,606	257,007	(788,557)
Total deposits	$27,000,613	$26,319,499	$27,942,127	$681,114	$(941,514)
[1] Includes interest and non-interest demand bearing deposits.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	31-Dec-12	As a percentage of loans HIP by category	30-Sep-12	As a percentage of loans HIP by category	31-Dec-11	As a percentage of loans HIP by category	Q4 2012 vs. Q3 2012	Q4 2012 vs. Q4 2011
Non-accrual loans:
Commercial	$665,289	6.7%	$772,217	8.0%	$830,092	8.3%	$(106,928)	$(164,803)
Construction	43,350	17.1	49,933	19.3	96,286	40.1	(6,583)	(52,936)
Legacy [1]	40,741	10.6	48,735	10.5	75,660	11.7	(7,994)	(34,919)
Lease financing	4,865	0.9	4,837	0.9	5,642	1.0	28	(777)
Mortgage	630,130	10.4	632,052	10.5	686,502	12.4	(1,922)	(56,372)
Consumer	40,758	1.1	42,726	1.1	43,668	1.2	(1,968)	(2,910)
Total non-performing loans held-in-
portfolio, excluding covered loans	1,425,133	6.8%	1,550,500	7.5%	1,737,850	8.4%	(125,367)	(312,717)
Non-performing loans held-for-sale [2]	96,320		108,886		262,302		(12,566)	(165,982)
Other real estate owned (“OREO”),
excluding covered OREO	266,844		252,024		172,497		14,820	94,347
Total non-performing assets,
excluding covered assets	1,788,297		1,911,410		2,172,649		(123,113)	(384,352)
Covered loans and OREO	213,469		208,235		192,771		5,234	20,698
Total non-performing assets	$2,001,766		$2,119,645		$2,365,420		$(117,879)	$(363,654)
Accruing loans past due 90 days or more [3]	$388,712		$379,051		$316,614		$9,661	$72,098
Ratios excluding covered loans:
Non-performing loans held-in-portfolio
to loans held-in-portfolio	6.79%		7.47%		8.44%
Allowance for loan losses to loans
held-in-portfolio	2.96		3.07		3.35
Allowance for loan losses to
non-performing loans, excluding
held-for-sale	43.62		41.04		39.73
Ratios including covered loans:
Non-performing loans held-in-portfolio
to loans held-in-portfolio	6.06%		6.63%		7.30%
Allowance for loan losses to loans
held-in-portfolio	2.95		3.09		3.27
Allowance for loan losses to non-performing loans, excluding held-for-sale	48.72		46.61		44.76
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

[2] Non-performing loans held-for-sale as of December 31, 2012 consisted of $78 million in construction loans, $16 million in commercial loans, $2 million in legacy loans and $53 thousand in mortgage loans (September 30, 2012 - $88 million in construction loans, $18 million in commercial loans, $3 million in legacy loans and $53 thousand in mortgage loans; December 31, 2011 - $236 million in construction loans, $26 million in commercial loans, $468 thousand in legacy loans and $59 thousand in mortgage loans).

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $86 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2012.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-12			30-Sep-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$612,781	$159,436	$772,217	$591,792	$176,148	$767,940
Plus:
New non-performing loans	40,585	16,601	57,186	95,836	32,395	128,231
Advances on existing non-performing loans	-	163	163	-	525	525
Other	-	-	-	1,139	-	1,139
Less:
Non-performing loans transferred to OREO	(14,694)	(6,580)	(21,274)	(4,217)	(10,558)	(14,775)
Non-performing loans charged-off	(45,682)	(11,745)	(57,427)	(43,711)	(9,261)	(52,972)
Loans returned to accrual status / loan collections	(66,957)	(13,645)	(80,602)	(28,058)	(25,561)	(53,619)
Loans transferred to held-for-sale	-	(1,674)	(1,674)	-	(4,252)	(4,252)
Other	(3,300)	-	(3,300)	-	-	-
Ending balance NPLs	$522,733	$142,556	$665,289	$612,781	$159,436	$772,217

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-12			30-Sep-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$37,793	$12,140	$49,933	$55,534	$12,004	$67,538
Plus:
New non-performing loans	2,255	-	2,255	3,917	-	3,917
Advances on existing non-performing loans	-	-	-	-	136	136
Other	3,300	-	3,300	-	-	-
Less:
Non-performing loans transferred to OREO	-	(3,605)	(3,605)	(280)	-	(280)
Non-performing loans charged-off	(839)	(264)	(1,103)	(1,366)	-	(1,366)
Loans returned to accrual status / loan collections	(5,119)	(2,311)	(7,430)	(18,873)	-	(18,873)
Other	-	-	-	(1,139)	-	(1,139)
Ending balance NPLs	$37,390	$5,960	$43,350	$37,793	$12,140	$49,933

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-12			30-Sep-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$598,523	$33,529	$632,052	$600,082	$32,817	$632,899
Plus:
New non-performing loans	166,768	8,104	174,872	157,114	9,457	166,571
Less:
Non-performing loans transferred to OREO	(21,693)	(989)	(22,682)	(19,522)	(1,858)	(21,380)
Non-performing loans charged-off	(15,523)	(2,936)	(18,459)	(12,811)	(2,541)	(15,352)
Loans returned to accrual status / loan collections	(131,969)	(3,684)	(135,653)	(126,340)	(4,346)	(130,686)
Ending balance NPLs	$596,106	$34,024	$630,130	$598,523	$33,529	$632,052

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-12			30-Sep-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$48,735	$48,735	$-	$54,730	$54,730
Plus:
New non-performing loans	-	9,337	9,337	-	9,011	9,011
Less:
Non-performing loans transferred to OREO	-	(50)	(50)	-	-	-
Non-performing loans charged-off	-	(7,313)	(7,313)	-	(7,900)	(7,900)
Loans returned to accrual status / loan collections	-	(7,099)	(7,099)	-	(4,405)	(4,405)
Loans transferred to held-for-sale	-	(2,869)	(2,869)	-	(2,701)	(2,701)
Ending balance NPLs	$-	$40,741	$40,741	$-	$48,735	$48,735

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
(Dollars in thousands)	31-Dec-12					30-Sep-12					31-Dec-11
	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$636,299		$124,873	$761,172		$648,535		$117,495	$766,030		$692,500		$80,421	$772,921
Provision for loan losses	86,256		(3,445)	82,811		83,589		22,619	106,208		123,908		55,900	179,808
	722,555		121,428	843,983		732,124		140,114	872,238		816,408		136,321	952,729
Net loans charged-off (recovered):
BPPR
Commercial	41,540		492	42,032		37,019		7,013	44,032		48,428		10,526	58,954
Construction	(2,371)		7,561	5,190		(527)		7,483	6,956		3,820		8	3,828
Lease financing	516		-	516		265		-	265		1,233		-	1,233
Mortgage	17,310		885	18,195		12,431		736	13,167		5,236		746	5,982
Consumer	21,055		3,584	24,639		21,853		9	21,862		19,592		96	19,688
Total BPPR	78,050		12,522	90,572		71,041		15,241	86,282		78,309		11,376	89,685

BPNA
Commercial	7,044		-	7,044		9,611		-	9,611		23,104		-	23,104
Construction	239		-	239		-		-	-		1,102		-	1,102
Legacy [1]	3,369		-	3,369		3,952		-	3,952		5,821		-	5,821
Mortgage	3,023		-	3,023		3,541		-	3,541		3,501		-	3,501
Consumer	9,129		-	9,129		7,646		-	7,646		14,208		-	14,208
Total BPNA	22,804		-	22,804		24,750		-	24,750		47,736		-	47,736
Total loans charged-off (recovered) - Popular, Inc.	100,854		12,522	113,376		95,791		15,241	111,032		126,045		11,376	137,421
Net (write-downs) recoveries related to loans transferred to loans held-for-sale	-		-	-		(34)		-	(34)		-		-	-
Balance at end of period	$621,701		$108,906	$730,607		$636,299		$124,873	$761,172		$690,363		$124,945	$815,308

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.94%			1.84%		1.87%			1.82%		2.46%			2.21%
Provision for loan losses to net charge-offs	0.86	x		0.73	x	0.87	x		0.96	x	0.98	x		1.31	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	2.07%			1.91%		1.92%			1.84%		2.14%			1.88%
Provision for loan losses to net charge-offs	1.00	x		0.82	x	0.98	x		1.07	x	1.13	x		1.61	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio				1.60%					1.74%					3.27%
Provision for loan losses to net charge-offs				0.36	x				0.56	x				0.75	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

	Year ended					Year ended
(Dollars in thousands)	31-Dec-12					31-Dec-11
	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$ 690,363		$ 124,945	$ 815,308		$ 793,225		$ -	$ 793,225
Provision for loan losses	334,102		74,839	408,941		430,085		145,635	575,720
	1,024,465		199,784	1,224,249		1,223,310		145,635	1,368,945
BPPR
Commercial	144,640		46,259	190,899		195,388		13,774	209,162
Construction	(2,283)		30,495	28,212		5,816		2,853	8,669
Lease financing	943		-	943		3,444		-	3,444
Mortgage	56,777		5,909	62,686		27,624		811	28,435
Consumer	90,095		8,215	98,310		98,647		3,252	101,899
Total BPPR	290,172		90,878	381,050		330,919		20,690	351,609

BPNA
Commercial	44,653		-	44,653		76,557		-	76,557
Construction	400		-	400		2,943		-	2,943
Legacy [1]	16,338		-	16,338		52,324		-	52,324
Mortgage	15,163		-	15,163		14,187		-	14,187
Consumer	36,004		-	36,004		57,118		-	57,118
Total BPNA	112,558		-	112,558		203,129		-	203,129
Total loans charged-off (recovered) - Popular, Inc.	402,730		90,878	493,608		534,048		20,690	554,738
Net (write-downs) recoveries related to loans transferred to loans held-for-sale	(34)		-	(34)		1,101		-	1,101
Balance at end of period	$ 621,701		$ 108,906	$ 730,607		$ 690,363		$ 124,945	$ 815,308

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.97%			2.01%		2.61%			2.21%
Provision for loan losses to net charge-offs	0.83	x		0.83	x	0.81	x		1.04	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.96%			2.02%		2.31%			1.86%
Provision for loan losses to net charge-offs	0.97	x		0.94	x	1.03	x		1.39	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio				1.98%					3.28%
Provision for loan losses to net charge-offs				0.46	x				0.44	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Dec-12
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 17,348	$ 120	$ -	$ 74,667	$ 1,066	$ 17,886	$ 111,087
Impaired loans	[1]	$ 527,664	$ 41,809	$ 18,744	$ 611,230	$ 4,881	$ 133,377	$ 1,337,705
Specific ALLL to impaired loans	[1]	3.29%	0.29%	-%	12.22%	21.84%	13.41%	8.30%
General ALLL		$ 280,334	$ 7,309	$ 33,102	$ 74,708	$ 1,828	$ 113,333	$ 510,614
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,330,538	$ 211,048	$ 365,473	$ 5,467,277	$ 535,642	$ 3,735,509	$ 19,645,487
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.00%	3.46%	9.06%	1.37%	0.34%	3.03%	2.60%
Total ALLL		$ 297,682	$ 7,429	$ 33,102	$ 149,375	$ 2,894	$ 131,219	$ 621,701
Total non-covered loans held-in-portfolio	[1]	$ 9,858,202	$ 252,857	$ 384,217	$ 6,078,507	$ 540,523	$ 3,868,886	$ 20,983,192
ALLL to loans held-in-portfolio	[1]	3.02%	2.94%	8.62%	2.46%	0.54%	3.39%	2.96%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2012, the general allowance on the covered loans amounted to $100 million, while the specific reserve amounted to $9 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

30-Sep-12
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 22,239	$ 191	$ -	$ 62,823	$ 978	$ 21,193	$ 107,424
Impaired loans	[1]	$ 497,224	$ 47,897	$ 24,276	$ 560,441	$ 4,933	$ 135,204	$ 1,269,975
Specific ALLL to impaired loans	[1]	4.47%	0.40%	-%	11.21%	19.83%	15.67%	8.46%
General ALLL		$ 263,769	$ 8,945	$ 39,871	$ 92,009	$ 1,603	$ 122,678	$ 528,875
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,131,407	$ 210,556	$ 441,572	$ 5,461,981	$ 533,081	$ 3,705,281	$ 19,483,878
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	2.89%	4.25%	9.03%	1.68%	0.30%	3.31%	2.71%
Total ALLL		$ 286,008	$ 9,136	$ 39,871	$ 154,832	$ 2,581	$ 143,871	$ 636,299
Total non-covered loans held-in-portfolio	[1]	$ 9,628,631	$ 258,453	$ 465,848	$ 6,022,422	$ 538,014	$ 3,840,485	$ 20,753,853
ALLL to loans held-in-portfolio	[1]	2.97%	3.53%	8.56%	2.57%	0.48%	3.75%	3.07%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of September 30, 2012, the general allowance on the covered loans amounted to $110 million, while the specific reserve amounted to $15 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$ (4,891)	$ (71)	$ -	$ 11,844	$ 88	$ (3,307)	$ 3,663
Impaired loans		$ 30,440	$ (6,088)	$ (5,532)	$ 50,789	$ (52)	$ (1,827)	$ 67,730
General ALLL		$ 16,565	$ (1,636)	$ (6,769)	$ (17,301)	$ 225	$ (9,345)	$ (18,261)
Loans held-in-portfolio, excluding impaired loans		$ 199,131	$ 492	$ (76,099)	$ 5,296	$ 2,561	$ 30,228	$ 161,609
Total ALLL		$ 11,674	$ (1,707)	$ (6,769)	$ (5,457)	$ 313	$ (12,652)	$ (14,598)
Total non-covered loans held-in-portfolio		$ 229,571	$ (5,596)	$ (81,631)	$ 56,085	$ 2,509	$ 28,401	$ 229,339

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Dec-12
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$17,323	$120	$58,572	$1,066	$17,779	$94,860
General ALLL non-covered loans	200,292	5,742	60,455	1,828	82,120	350,437
ALLL - non-covered loans	217,615	5,862	119,027	2,894	99,899	445,297
Specific ALLL covered loans	8,505	-	-	-	-	8,505
General ALLL covered loans	63,555	9,946	20,914	-	5,986	100,401
ALLL - covered loans	72,060	9,946	20,914	-	5,986	108,906
Total ALLL	$289,675	$15,808	$139,941	$2,894	$105,885	$554,203
Loans held-in-portfolio:
Impaired non-covered loans	$447,779	$35,849	$557,137	$4,881	$130,663	$1,176,309
Non-covered loans held-in-portfolio, excluding impaired loans	5,848,505	176,418	4,391,787	535,642	3,103,666	14,056,018
Non-covered loans held-in-portfolio	6,296,284	212,267	4,948,924	540,523	3,234,329	15,232,327
Impaired covered loans	109,241	-	-	-	-	109,241
Covered loans held-in-portfolio, excluding impaired loans	2,135,406	361,396	1,076,730	-	73,199	3,646,731
Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	73,199	3,755,972
Total loans held-in-portfolio	$8,540,931	$573,663	$6,025,654	$540,523	$3,307,528	$18,988,299

30-Sep-12
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$21,246	$191	$47,523	$978	$21,070	$91,008
General ALLL non-covered loans	180,178	7,208	77,567	1,603	87,690	354,246
ALLL - non-covered loans	201,424	7,399	125,090	2,581	108,760	445,254
Specific ALLL covered loans	15,294	-	-	-	-	15,294
General ALLL covered loans	64,326	27,223	12,886	-	5,144	109,579
ALLL - covered loans	79,620	27,223	12,886	-	5,144	124,873
Total ALLL	$281,044	$34,622	$137,976	$2,581	$113,904	$570,127
Loans held-in-portfolio:
Impaired non-covered loans	$404,375	$35,757	$506,723	$4,933	$132,472	$1,084,260
Non-covered loans held-in-portfolio, excluding impaired loans	5,779,440	174,999	4,412,162	533,081	3,059,817	13,959,499
Non-covered loans held-in-portfolio	6,183,815	210,756	4,918,885	538,014	3,192,289	15,043,759
Impaired covered loans	120,510	-	-	-	-	120,510
Covered loans held-in-portfolio, excluding impaired loans	2,203,852	393,101	1,106,851	-	79,553	3,783,357
Covered loans held-in-portfolio	2,324,362	393,101	1,106,851	-	79,553	3,903,867
Total loans held-in-portfolio	$8,508,177	$603,857	$6,025,736	$538,014	$3,271,842	$18,947,626

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$(3,923)	$(71)	$11,049	$88	$(3,291)	$3,852
General ALLL non-covered loans	20,114	(1,466)	(17,112)	225	(5,570)	(3,809)
ALLL - non-covered loans	16,191	(1,537)	(6,063)	313	(8,861)	43
Specific ALLL covered loans	(6,789)	-	-	-	-	(6,789)
General ALLL covered loans	(771)	(17,277)	8,028	-	842	(9,178)
ALLL - covered loans	(7,560)	(17,277)	8,028	-	842	(15,967)
Total ALLL	$8,631	$(18,814)	$1,965	$313	$(8,019)	$(15,924)
Loans held-in-portfolio:
Impaired non-covered loans	$43,404	$92	$50,414	$(52)	$(1,809)	$92,049
Non-covered loans held-in-portfolio, excluding impaired loans	69,065	1,419	(20,375)	2,561	43,849	96,519
Non-covered loans held-in-portfolio	112,469	1,511	30,039	2,509	42,040	188,568
Impaired covered loans	(11,269)	-	-	-	-	(11,269)
Covered loans held-in-portfolio, excluding impaired loans	(68,446)	(31,705)	(30,121)	-	(6,354)	(136,626)
Covered loans held-in-portfolio	(79,715)	(31,705)	(30,121)	-	(6,354)	(147,895)
Total loans held-in-portfolio	$32,754	$(30,194)	$(82)	$2,509	$35,686	$40,673

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

31-Dec-12
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ 25	$ -	$ -	$ 16,095	$ 107	$ 16,227
General ALLL	80,042	1,567	33,102	14,253	31,213	160,177
Total ALLL	$ 80,067	$ 1,567	$ 33,102	$ 30,348	$ 31,320	$ 176,404
Loans held-in-portfolio:
Impaired loans	$ 79,885	$ 5,960	$ 18,744	$ 54,093	$ 2,714	$ 161,396
Loans held-in-portfolio, excluding impaired loans	3,482,033	34,630	365,473	1,075,490	631,843	5,589,469
Total loans held-in-portfolio	$ 3,561,918	$ 40,590	$ 384,217	$ 1,129,583	$ 634,557	$ 5,750,865

30-Sep-12
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ 993	$ -	$ -	$ 15,300	$ 123	$ 16,416
General ALLL	83,591	1,737	39,871	14,442	34,988	174,629
Total ALLL	$ 84,584	$ 1,737	$ 39,871	$ 29,742	$ 35,111	$ 191,045
Loans held-in-portfolio:
Impaired loans	$ 92,849	$ 12,140	$ 24,276	$ 53,718	$ 2,732	$ 185,715
Loans held-in-portfolio, excluding impaired loans	3,351,967	35,557	441,572	1,049,819	645,464	5,524,379
Total loans held-in-portfolio	$ 3,444,816	$ 47,697	$ 465,848	$ 1,103,537	$ 648,196	$ 5,710,094

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ (968)	$ -	$ -	$ 795	$ (16)	$ (189)
General ALLL	(3,549)	(170)	(6,769)	(189)	(3,775)	(14,452)
Total ALLL	$ (4,517)	$ (170)	$ (6,769)	$ 606	$ (3,791)	$ (14,641)
Loans held-in-portfolio:
Impaired loans	$ (12,964)	$ (6,180)	$ (5,532)	$ 375	$ (18)	$ (24,319)
Loans held-in-portfolio, excluding impaired loans	130,066	(927)	(76,099)	25,671	(13,621)	65,090
Total loans held-in-portfolio	$ 117,102	$ (7,107)	$ (81,631)	$ 26,046	$ (13,639)	$ 40,771

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Dec-12	30-Sep-12	31-Dec-11
Total stockholders’ equity	$4,110,000	$4,068,984	$3,918,753
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(647,757)	(647,757)	(648,350)
Less: Other intangibles	(54,295)	(56,762)	(63,954)
Total tangible common equity	$3,357,788	$3,314,305	$3,156,289
Total assets	$36,507,535	$36,503,366	$37,348,432
Less: Goodwill	(647,757)	(647,757)	(648,350)
Less: Other intangibles	(54,295)	(56,762)	(63,954)
Total tangible assets	$35,805,483	$35,798,847	$36,636,128
Tangible common equity to tangible assets	9.38%	9.26%	8.62%
Common shares outstanding at end of period [1]	103,169,806	103,097,143	102,590,457
Tangible book value per common share [1]	$32.55	$32.15	$30.77
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

(In thousands)	31-Dec-12	30-Sep-12	31-Dec-11
Common stockholders’ equity	$4,059,840	$4,018,824	$3,868,593
Less: Unrealized gains on available-for-sale securities, net of tax[1]	(154,568)	(175,769)	(203,078)
Less: Disallowed deferred tax assets[2]	(385,060)	(365,954)	(249,325)
Less: Intangible assets:
Goodwill	(647,757)	(647,757)	(648,350)
Other disallowed intangibles	(14,444)	(18,409)	(29,655)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,160)	(1,154)	(1,189)
Add: Pension liability adjustment, net of tax and accumulated net gains
(losses) on cash flow hedges[3]	226,159	205,309	216,798
Total Tier 1 common equity	$3,083,010	$3,015,090	$2,953,794
[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $118 million of the Corporation’s $541 million of net deferred tax assets at December 31, 2012 (September 30, 2012 - $153 million and $546 million, respectively; December 31, 2011 - $150 million and $430 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $385 million of such assets at December 31, 2012 (September 30, 2012 - $366 million; December 31, 2011 - $249 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $38 million of the Corporation’s other net deferred tax assets at December 31, 2012 (September 30, 2012 - $27 million; December 31, 2011 - $31 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to Fourth Quarter 2012 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	31-Dec-12	30-Sep-12	Variance
Interest income on covered loans	$76,998	$70,584	$6,414
FDIC loss share expense:
Amortization of indemnification asset	(33,704)	(29,184)	(4,520)
80% mirror accounting on credit impairment losses [1]	(2,756)	18,095	(20,851)
80% mirror accounting on discount accretion on unfunded commitments	(225)	(248)	23
80% mirror accounting on reimbursable expenses	10,152	7,577	2,575
Change in true-up payment obligation	(8,329)	(2,991)	(5,338)
Other	(1,962)	44	(2,006)
Total FDIC loss share expense	(36,824)	(6,707)	(30,117)
Other non-interest income	281	310	(29)
Total revenues	40,455	64,187	(23,732)
Provision for loan losses	(3,445)	22,619	(26,064)
Total revenues less provision for loan losses	$43,900	$41,568	$2,332
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets
	Quarters ended
(In millions)	31-Dec-2012	30-Sep-2012	Variance
Covered loans	$3,832	$3,952	$(120)
FDIC loss share asset	1,540	1,578	(38)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarters ended
	31-Dec-2012		30-Sep-2012
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,470,882	$3,627,209	$1,574,850	$3,729,489
Accretion	(71,103)	71,103	(66,168)	66,168
Changes in expected cash flows	51,890	-	(37,800)	-
Collections / charge-offs	-	(206,553)	-	(168,448)
Ending balance	1,451,669	3,491,759	1,470,882	3,627,209
Allowance for loan losses - ASC 310-30 covered loans	-	(95,407)	-	(103,547)
Ending balance, net of allowance for loan losses	$1,451,669	$3,396,352	$1,470,882	$3,523,662

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		31-Dec-2012		30-Sep-2012
Balance at beginning of period		$1,559,057		$1,631,594
Amortization		(33,704)		(29,184)
Credit impairment losses to be covered under loss sharing agreements		(2,756)		18,095
Decrease due to reciprocal accounting on the discount accretion on unfunded commitments		(225)		(248)
Reimbursable expenses to be covered under loss sharing agreements		10,152		7,577
Payments received from FDIC under loss sharing agreements		(134,277)		(64,932)
Other adjustments attributable to FDIC loss sharing agreements		851		(3,845)
Balance at end of period		$1,399,098		$1,559,057

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		31-Dec-2012		30-Sep-2012
Balance at beginning of period		$96,424		$121,308
Amortization		(33,704)		(29,184)
Impact of lower projected losses		79,080		4,300
Balance at end of period		$141,800		$96,424

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer, Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications